Exhibit 99.1

July 24, 2015

To: All Employees

From: Steve Schwarzman and Tony James

After seven terrific years during which he helped transform the firm from a small partnership to a premier global institution, Laurence Tosi has decided to move to a new leadership position with one of the rising stars of Silicon Valley.

Since 2008, L.T. has been instrumental in making Blackstone the success it is today. He has attracted incredible talent and helped build best in class capabilities in technology, financial reporting, tax, cash management, internal audit and business finance. He has been a wonderful partner and friend to us and to the rest of our Management Committee. We will miss him, but respect his desire to run something himself.

Taking over as Blackstone’s Chief Financial Officer will be Michael Chae. Michael has been with the firm for eighteen years in a variety of leadership roles. He headed media and telecom and international activities in Private Equity and was Head of Asia for the firm. He is also overseeing the spin-off of our Advisory Businesses. Michael has worked across and closely with nearly all of our businesses, geographic regions, and corporate functions. He has served on the Board of Hilton Worldwide and numerous other public and private company Boards. Michael is a tremendous talent who has repeatedly demonstrated his leadership skills, superb judgment and financial acumen.

At the same time, we are pleased to announce the promotion of Joan Solotar to Head of Multi-Asset Investing and External Relations. Joan will head a new business group that will develop and distribute new products and services to meet the needs of our institutional and high net worth clients. We expect this to be a major growth area for the firm. Joan will also retain her current responsibilities and will oversee our new Corporate Services division. Joan is an excellent leader and critical part of our senior management team who will continue to push us forward as she has since joining the firm in 2007.

Healthy change sustains the vitality of an organization. Though we will miss L.T., with Michael and Joan in their new roles, we will have the strongest and deepest management team we have ever had.

Please join us in offering congratulations to Michael and Joan.